                                                            Exhibit 11 (a) & (b)

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
                         AMERICAN GREETINGS CORPORATION
                        COMPUTATION OF EARNINGS PER SHARE
                        ---------------------------------



                                             (Unaudited)                      (Unaudited)
                                    Nine Months Ended November 30,  Three Months Ended November 30,
                                     ---------------------------      ------------   ------------
                                          1997          1996              1997           1996
                                     ------------   ------------      ------------   ------------
Average number of
         common shares outstanding     74,324,220     74,780,755        73,420,783     74,836,808
                                     ============   ============      ============   ============

Net income (thousands)               $    135,394   $    113,798      $     79,038   $     74,597
                                     ============   ============      ============   ============

Primary earnings per share           $       1.82   $       1.52      $       1.07   $       1.00
                                     ============   ============      ============   ============



               Computation of Fully-diluted Earnings Per Share (a)
               ---------------------------------------------------

                                                   (Unaudited)                      (Unaudited)
                                          Nine Months Ended November 30,  Three Months Ended November 30,
                                           ---------------------------      ------------   ------------
                                                1997          1996              1997           1996
                                           ------------   ------------      ------------   ------------
Average number of common shares
outstanding on a fully diluted basis
assuming exercise of stock options
based on the treasury stock method
using the higher of average market price
or ending market price (b)                   75,768,754     75,731,104        74,865,317     75,817,527
                                           ============   ============      ============   ============

Net income (thousands)                     $    135,394   $    113,798      $     79,038   $     74,597
                                           ============   ============      ============   ============

Fully-diluted earnings per share           $       1.79   $       1.50      $       1.06   $        .98
                                           ============   ============      ============   ============


(a) This calculation is submitted in accordance with the Securities Exchange Act of 1934, although not required by Accounting Principles Board Opinion No. 15, since less than a 3% dilution results.

(b) Average market price was used for the three months ended November 30, 1996. Ending market price was used for the other periods presented.
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